Exhibit 10.1

PRIVATE & CONFIDENTIAL
Mr. Marc Firestone
270 Thackeray Lane
Northfield, IL 60093-000
USA

Lausanne, February 17, 2012

Dear Marc,

We are pleased to confirm your employment by Philip Morris International Management SA (hereafter referred to as the "Company") as Senior Vice President and General Counsel, reporting to Louis Camilleri, Chairman and Chief Executive Officer PMI, and based in Lausanne, Switzerland.

The terms and conditions of your employment will be as follows:

Effective date

This contract will be effective as of April 15, 2012 (the “Effective Date”), physically on April 16, 2012 provided that you are in possession of a valid work permit by then.

Annual base salary

Your gross annual base salary, to be paid in 13 installments, will be Swiss Francs (CHF) 1,000,012.--, corresponding to your band, which is B.

Incentive Compensation Award Program

As a band B employee, you will be eligible to participate in the Incentive Compensation (“IC”) Award Program, which is administered at the sole discretion of the Compensation and Leadership Development Committee of the Board of Directors pursuant and subject to the terms of the 2008 Performance Incentive Plan (or any similar plan in the future). Each eligible employee has an annual IC award target that assumes a PMI company performance rating of 100 and an "Optimal" individual performance. As a band B employee, this target is currently 180% of annual base salary.

Equity Award Program

As a band B employee, you will be eligible to participate in the Equity Award Program, which is administered at the sole discretion of the Compensation and Leadership Development Committee of the Board of Directors pursuant and subject to the terms of the 2008 Performance Incentive Plan (or any similar plan in the future). Each eligible employee has an annual

Philip Morris International Management SA

AVENUE DE RHODANIE 50 1007 LAUSANNE SWITZERLAND TELEPHONE : +41 58 242 00 00 TELEFAX : +41 58 242 01 01

www.philipmorrisinternational.com

equity award target that assumes a PMI company performance rating of 100 and an "Optimal" individual performance. As a band B employee, this target is 270% of annual base salary.

The Incentive Compensation and Equity Award Programs are discretionary and do not obligate the Company to make an award nor entitle employees to receive an award. Eligibility to participate in the Programs does not guarantee receipt of an award and receiving an annual award does not guarantee receipt of an award in the future. Any awards that are made may be higher or lower than the targets mentioned above.

Fidelity premium

For each completed year of service, the Company pays a cumulative bonus of CHF 150.-- on each anniversary of the Effective Date, up to a maximum of CHF 3,000.-- for 20 years of service.

Sign-on stock award

You will be granted deferred stock of the Company as a sign-on award. The value of the award will be calculated reflecting the market value of forfeited equity awards, taking into account the price to exercise options from your previous employer, and based on the market price of the stock on the date the awards are forfeited. The amount will be reduced by $250,000, which will be paid in cash.

The stock award has been approved by the Compensation and Leadership Development Committee ("Committee") of the Board of Directors of the Company, with the fair market value determined on the date you start employment. The stock will vest generally three years from the date of the award, unless vesting needs to be extended due to black out periods, and you will be entitled to receive dividend equivalents during the vesting period. The stock award will be subject to the terms of the Company's 2008 Performance Incentive Plan and the applicable award agreement.

Home leave

You will be entitled to use the Company aircraft once per year to return home to the United States of America with your accompanying family members. Usage of the aircraft will be on an “as available” basis. Any taxes and social security contributions due on the personal use of Company aircraft will be borne by you.

Pension Fund

In accordance with the Swiss Federal Pension Law (“LPP”), you will become a member of the “Caisse de pensions Philip Morris en Suisse” (the “Pension Fund”), providing old age, disability, and survivor’s benefits. For further details, please refer to the Pension Fund regulations.

According to the current Pension Fund regulations, you will pay a contribution equivalent to 6% of your pensionable salary. This contribution will be deducted each month from your salary.

Following your resignation from your current employer, an actuarial calculation will be performed on the pension benefits you will be entitled to from your current employer, versus those projected pension benefits you would have been entitled to had you remained employed with your current employer until the age of 62. This will be compared to the projected pension benefits you will receive from the Company should you remain employed until the age of 62. Should there be a loss to you in total projected pension benefits, the Company will make the appropriate cash contribution to the Pension Fund on your behalf to make you whole.

Swiss social security schemes (AVS/AI/APG/AC)

Contributions to the various Swiss Federal insurance schemes will be deducted from your compensation each month in accordance with the applicable Swiss laws.

Philip Morris International Management SA

AVENUE DE RHODANIE 50 1007 LAUSANNE SWITZERLAND TELEPHONE : +41 58 242 00 00 TELEFAX : +41 58 242 01 01

www.philipmorrisinternational.com

Accident insurance

In accordance with Swiss Federal Insurance Law (LAA), you are automatically covered for accident in the event of occupational or non-occupational accidents. This cover is paid for by the Company.

Health insurance

For the purpose of your health insurance, you and your eligible dependants will be enrolled in IHI health scheme. The Company bears a substantial portion of the insurance premium cost. No Company contributions will be paid if you choose to arrange an individual cover outside the group scheme.

Salary continuation in the event of sickness

In accordance with the regulations of the Company’s insurer, 100% of the annual base salary is paid for up to 2 years from the first day you are unable to work. This cover is paid for by the Company.

Life insurance

In accordance with the regulations of the Company’s insurer and in coordination with the Pension Fund, you are provided with an insurance cover in case of death and permanent disability paid for by the Company.

Office working hours

The weekly basic work schedule is 40 hours spread over 5 days, from Monday to Friday based on a full time occupational rate. For further details, please refer to the Annual Working Time Policy.

Tax assistance

The Company will pay the fees of tax advisers approved by the Company on the occasions you are required to complete a tax declaration in Switzerland and the United States of America.

Company Car

You will be entitled to a company car in accordance with Company policy.

Vacation days

Your vacation entitlement is 25 working days per calendar year. For the current year your entitlement will be calculated pro rata temporis.

Relocation expenses

With prior approval of the Human Resources Department, the Company will pay a remover selected by the Company to pack, transport, store if necessary, and unpack your household goods from Chicago, Illinois, United States of America to Lausanne, Switzerland, in accordance with Company Policy. The Relocation Services Department will coordinate this with you. Your move should take place within one year from the Effective Date.

Philip Morris International Management SA

AVENUE DE RHODANIE 50 1007 LAUSANNE SWITZERLAND TELEPHONE : +41 58 242 00 00 TELEFAX : +41 58 242 01 01

www.philipmorrisinternational.com

The Company will also pay you a relocation allowance amounting to CHF 39,250.-- to assist you with expenses related to your relocation from Chicago, Illinois, United States of America to Lausanne, Switzerland. This amount will be subject to social security deductions and will be taxable.

The Company will also pay for the travel costs associated with your relocation from Chicago, Illinois, United States of America to Lausanne, Switzerland, in accordance with the Company’s Business Travel policy. You and your family may choose to use the company aircraft for your initial one-way travel to Switzerland on an “as available” basis.

Temporary accommodation and rental car

In accordance with Company policy, temporary accommodation and a temporary company car or rental car will be provided to you for up to 60 days.

Taxability of benefits

Certain benefits described above are subject to income tax and social security deductions. Please also take into account that the tax and social security treatment of all benefits may change in the future according to Swiss law or Company policy. Details may be obtained from the Human Resources Department.

Privacy policy and data protection

The Company is part of a multinational group of companies, which is active in developing the skills and careers of its employees. As part of the Company’s career and skills development program, information about your employee status, personnel profile and similar matters may be transmitted to the Company's affiliates, whether in Switzerland or elsewhere. This information is treated confidentially and in accordance with Philip Morris International’s Policy on the Collection, Use and Protection of Personal Data. By signing this contract you will express your consent to such transmittal. You retain the right at any time to withdraw your consent related to the transmittal of any such data as described above, provided that such withdrawal is addressed in writing to the Human Resources Department. For the purposes of this contract an “affiliate” of the Company means any company or other entity which controls or is controlled by or under common control with the Company.

Confidential Information

Consistent with your obligations under Swiss law, you undertake not to disclose any Confidential Information, whether during or after your employment by the Company, and upon termination of your employment to return any Confidential Information in tangible or electronic form in your possession. For these purposes “Confidential Information” means any trade secrets and other proprietary information pertaining to the Company or its affiliates, which has not been made available to the general public by an authorized representative of the Company or its affiliates, whether patentable or not, including for example any idea, formula, technique, invention, process, program, business, marketing and sales plans, financial, organizational and sales data, and similar information in line with all Company Records & Information Management (RIM) policies, procedures, and guidelines.

Company property

Furthermore upon termination of your employment, you should return to the Company and/or its affiliates all paper and electronic files and documents, tapes, CD’s, and copies thereof and other items belonging to the Company and its affiliates, irrespective of their source and origin, including Company corporate cards, telephone cards, keys, access and identification cards, computers, and, if requested, will certify that this has been done to the best of your belief and that you also comply with all Company Records & Information Management (RIM) policies, procedures, and guidelines before your departure.

The settlement of any outstanding expenses due to the Company, including, but not limited to any outstanding balance on the account of the corporate card issued in your name will be set-off with any payable sums.

Philip Morris International Management SA

AVENUE DE RHODANIE 50 1007 LAUSANNE SWITZERLAND TELEPHONE : +41 58 242 00 00 TELEFAX : +41 58 242 01 01

www.philipmorrisinternational.com

Termination of employment

This contract shall be terminated in accordance with Swiss law.

Governing law, applicable policies and jurisdiction

The validity, construction and performance of this Employment Agreement shall be governed by the laws of Switzerland without regard to its conflict of law provisions and shall be subject to the exclusive jurisdiction of the competent courts of the Canton de Vaud, Switzerland. The Policies and Procedures of the Company, Philip Morris International, as amended or newly issued from time to time, shall also apply.

Miscellaneous

The foregoing represents the basis of your employment with the Company. Please indicate your acceptance thereof by signing and returning one copy of this contract to us.

Should you have any questions, feel free to contact Kevin Click, Senior VP Human Resources.

We look forward to your joining Philip Morris International Management SA in Lausanne.

Yours sincerely,

PHILIP MORRIS INTERNATIONAL MANAGEMENT SA

/s/ KEVIN CLICK	/s/ RALF ZYSK
Kevin Click	Ralf Zysk
Senior VP Human Resources PMI	VP CoE Reward & Retain and Mobility

Read and approved:	/s/ MARC S. FIRESTONE	Date:	24FEB2012
(Marc Firestone)

Philip Morris International Management SA

AVENUE DE RHODANIE 50 1007 LAUSANNE SWITZERLAND TELEPHONE : +41 58 242 00 00 TELEFAX : +41 58 242 01 01

www.philipmorrisinternational.com